Exhibit 2

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first set forth above.

BRAZIL RESOURCES INC.

Per:	/s/ Garnet Dawson
Name:	Garnet Dawson
Title:	Chief Executive Officer

BRAZIL ALASKA HOLDINGS INC.

Per:	/s/ Pat Obara
Name:	Pat Obara
Title:	Director

BRAZIL ALASKA CORP.

Per:	/s/ Pat Obara
Name:	Pat Obara
Title:	Director

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is dated for reference the 5th day of August, 2015.

BETWEEN:

BRAZIL RESOURCES INC., a company organized under the laws the Province of British Columbia having an office at 320 – 1111 West Hastings Street, Vancouver, British Columbia V6E 2J3

(the "**Parent**")

AND:

BRI ALASKA HOLDINGS INC., a company organized under the laws of the Province British Columbia having an office at 320 – 1111 West Hastings Street, Vancouver, British Columbia V6E 2J3

("**Holdings**")

AND:

BRI ALASKA CORP., a company organized under the laws of the State of Alaska with a registered office at 101 E. 9th Avenue, Suite 12-B, Anchorage, Alaska 9950-3651

("**BRI Alaska**")

WHEREAS:

A. Holdings is a wholly-owned subsidiary of the Parent, and BRI Alaska is a wholly-owned subsidiary of Holdings;

B. Pursuant to the terms and conditions of an asset purchase agreement among the Parent, BRI Alaska, Kiska Metals Corporation and Geoinformatics Alaska Exploration, Inc. ("**Geoinformatics**") dated July 20, 2015 (the "**APA**"), BRI Alaska has agreed to acquire the Whistler gold-copper project in southern Alaska and certain related assets (collectively, the "**Acquired Assets**") from Geoinformatics (the "**Transaction**");

C. In connection with the Transaction and according to the APA, in consideration for the Acquired Assets, BRI Alaska agreed to deliver and cause to be issued, and the Parent agreed to issue, 3,500,000 common shares in the capital of the Parent (the "**BRI Shares**");

D. Holdings, BRI Alaska and the Parent have agreed that Holdings will compensate the Parent for issuance of the BRI Shares pursuant to the Transaction by issuing to the Parent 3,500,000 class A voting common shares in the capital of Holdings (the "**Holdings Shares**") and that BRI Alaska will compensate Holdings for the issuance of the Holdings Shares by issuing to Holdings 3,500,000 common shares in the capital of BRI Alaska (the "**BRI Alaska Shares**"); and

E. In order to effect the Transaction pursuant to the APA, the Parties hereto wish to enter into this Agreement.

NOW THEREFORE in consideration of the mutual premises, covenants and agreements in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Parties), the Parties agree as follows:

1. INTERPRETATION

1.1 Headings

The division of this Agreement into sections and the insertion of headings are for convenience only and do not form a part of this Agreement and will not be used to interpret, define or limit the scope, extent or intent of this Agreement.

1.2 Number and Gender

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3 Governing Law

This Agreement is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein, which will be deemed to be the proper law of the Agreement.

2. PURCHASE AND SALE

2.1 Share Issuances

Subject to and in accordance with the terms and conditions set forth in the APA and this Agreement, on the closing of the Transaction:

(a) the Parent shall issue 3,500,000 BRI Shares in accordance with the terms and conditions of the APA;

(b) Holdings shall issue to the Parent 3,500,000 Holdings Shares in exchange for the 3,500,000 BRI Shares referred to in (a) above; and

(c) BRI Alaska shall issue to Holdings 3,500,000 BRI Alaska Shares in exchange for the 3,500,000 BRI Shares referred to in (a) above and transferred to Holdings pursuant to (b) above.

2.2 Issue Prices

The issue price for each Holdings Share referred to in section 2.1(b) shall be set at a deemed price of $0.46 per share. The issue price for each BRI Alaska Share referred to in section 2.1(c) shall be set at a deemed price of $0.46 per share.

3. CLOSING

3.1 Closing Date

The closing of the transaction herein provided for shall take place at such time and date as necessary, as determined by the parties acting reasonably, in order to complete the Transaction (the **"Closing Date"**).

3.2 The Parent's Closing Documents

On the Closing Date the Parent will deliver, or cause to be delivered to Holdings:

(a) a share certificate or share certificates representing the BRI Shares being issued on the Closing Date pursuant to Section 2.1(a) hereof and the APA; and

(b) such other documents as Holdings may reasonably require.

3.3 Holdings' Closing Documents

On the Closing Date, Holdings will deliver to the Parent:

(a) a share certificate or share certificates representing the Holdings Shares being issued to the Parent pursuant to section 2.1(b) hereof; and

(b) such other documents as the Parent may reasonably require.

On the Closing Date, Holdings will deliver to BRI Alaska:

(a) a share certificate or share certificates representing the BRI Shares issued by the Parent and delivered to Holdings pursuant to section 3.2(a) hereof; and

(b) such other documents as BRI Alaska may reasonably require.

3.4 BRI Alaska's Closing Documents

On the Closing Date, BRI Alaska will deliver to Holdings:

(c) a share certificate or share certificates representing the BRI Alaska Shares being issued to Holdings pursuant to section 2.1(c) hereof; and

(d) such other documents as Holdings may reasonably require.

4. GENERAL PROVISIONS

4.1 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, among the Parties with respect to the subject matter of this Agreement except as specifically set out herein.

4.2 Waiver and Consent

No consent or waiver, express or implied, by any Party to or of any breach or default by another Party of any or all of its obligations under this Agreement will be valid unless it is in writing, nor will it eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

4.3 Amendments

This Agreement may not be amended except by written agreement among all the Parties.

4.4 Assignment

No Party may assign any right, benefit or interest in this Agreement without the written consent of the other Parties hereto, which consent may not be unreasonably withheld.

4.5 Binding Effect

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement.

4.6 Further Assurances

Each Party will, at its own expense, execute and deliver all such further agreements and documents and do such further acts and things as may be reasonably required to give effect to this Agreement.

4.7 Time of Essence

Time is of the essence in the performance of this Agreement.

4.8 Notice

Any notice required or permitted to be given hereunder will be in writing and may be delivered in person or by registered mail addressed to the respective Parties at their address set forth on the first page to this Agreement or such changed address as may be given by a Party to the others by such written notice. Any such notice will be considered to have been given when delivered.

4.9 Severability

Should any part of this Agreement be declared or held invalid for any reason, that invalidity will not affect the ability of the remainder of this Agreement which will continue in force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the Parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid.

4.10 Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts will constitute one and the same agreement. This Agreement may be executed and transmitted by facsimile transmission and if so executed and transmitted this Agreement will be for all purposes as effective as if the Parties had delivered an executed original Agreement.